FOR IMMEDIATE RELEASE EXHIBIT 99.1
Contact: William J. Wagner, Executive Chairman (814) 726-2140
Ronald J. Seiffert, President and Chief Executive Officer (814) 726-2140

Northwest Bancshares, Inc. Promotes Ronald J. Seiffert to Chief Executive Officer

Warren, Pennsylvania – June 22, 2018

Northwest Bancshares, Inc. (NasdaqGS: NWBI) and Northwest Bank announced today that Ronald
J. Seiffert has been named President and Chief Executive Officer of both companies. Mr. Seiffert joined Northwest in November, 2017 as President and Chief Operating Officer. In that capacity he was responsible for overseeing the company’s administrative, financial, operational and revenue producing activities. He was also responsible for leading the update of the company’s strategic plan. In his expanded role, Mr. Seiffert will be responsible for all of the daily operations of both companies.
Mr. Seiffert succeeds William J. Wagner, who served as President of Northwest Bank from 1998 until 2017 and Northwest Bancshares, Inc. from 2003 until 2017. He has also served as Chairman and CEO of both entities since 2003. Mr. Wagner is a 34 year veteran of Northwest and will continue in the capacity of Executive Chairman until the fourth quarter of this year, at which time he will retire from both the role of Executive Chairman and as a member of the Board of Directors.
Speaking on behalf of the Board of Directors, Lead Director Philip M. Tredway commented, “During Bill Wagner’s tenure as Chief Executive Officer, Northwest has grown significantly in both size and sophistication to become one of the 100 largest banks in the country, while simultaneously providing exceptional value to our shareholders. Perhaps most importantly, Bill has fostered a culture at Northwest that highly values it employees, customers, shareholders and the communities we serve, and promotes loyalty, trust and integrity in everything that we do. We extend our deepest gratitude to Bill for his 34 years of dedicated service to our company.” Tredway continued, “With the promotion of Ron Seiffert to CEO, we believe we have chosen a successor who is a proven leader, an accomplished banker and someone who understands the traditions that differentiate our company. We look forward to working with Ron in the years ahead.”
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Forward-Looking Statements - This release may contain forward-looking statements regarding the future operations of the Company and the Bank. For these statements, the Company and the Bank claim the protections of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. Statements in this communication should be considered in conjunction with the other information available about the Company and the Bank, including the information in the filings each make with the SEC. Forward-looking statements provide current expectations or forecasts of future events and are not guarantees of future performance. The forward-looking statements are based on management’s expectations and are subject to a number of risks and uncertainties. Forward-looking statements are typically identified by using words such as “anticipate,” “estimate,” “project,” “intend,” “plan,” “believe,” “would,” “will” and similar expressions in connection with any discussion of future operating or financial performance.

Undue reliance should not be placed on the forward-looking statements, which speak only as of the date hereof. The Company and the Bank do not undertake, and specifically disclaim any obligation, to publicly release the result of any revisions that may be made to update any forward-looking statement to reflect the events or circumstances after the date on which the forward-looking statement is made, or reflect the occurrence of unanticipated events, except to the extent required by law.